EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock of AMC Entertainment, Inc., and that this Agreement be included as an Exhibit to such joint filing.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 10th day of February, 2003.

/s/ Ronald B. Ferrin
Ronald B. Ferrin

/s/ John E. Gorman
John E. Gorman

FAIRMAC REALTY CORPORATION

/s/ Ronald B. Ferrin
Ronald B. Ferrin,
Vice President and Treasurer

WESSINGTON PARTNERS LIMITED PARTNERSHIP

By:	Landonomics Station Corp.
Its:	General Partner

/s/ Ronald B. Ferrin
Ronald B. Ferrin,
President